Exhibit 23.01

[Letterhead of Turlington and Company, L.L.P.]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Bank of the Carolinas Corporation

We consent to the incorporation by reference in the Registration Statement on Form S-1 of Bank of the Carolinas Corporation (the “Company”) of our report dated May 15, 2014, with respect to the 2013 and 2012 consolidated financial statements of the Company included in the Company’s Annual Report (Form 10-K) for the year ended December 31, 2013.

We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ Turlington and Company, L.L.P.

Lexington, North Carolina

August 15, 2014